Exhibit 99.1

Press Release

CONTACT:
Jarrod Langhans
Investor Relations
Tel: (813) 313-1732
Investorrelations@cott.com

COTT ANNOUNCES NORTH AMERICA AND UK/EUROPE LEADERSHIP CHANGES

TORONTO, ON and TAMPA, FL – April 28, 2016 – Cott Corporation (NYSE:COT; TSX:BCB) ("Cott" or the "Company") today announced that, effective June 27, 2016, Steven Kitching, the current President of the Company's Cott North America business unit, will return to the United Kingdom to be the President of the Company's Cott United Kingdom/Europe business unit, a position similar to the one he previously held from 2008 to 2013.

The Company has appointed Bradley J. Goist to assume the role of President of the Company's Cott North America business unit. Mr. Goist joins Cott from the Kellogg Company where he held various positions from 2009 to 2016, including Senior Vice President and General Manager, US Snacks and Senior Vice President of Marketing and Innovation, US Snacks. Prior to that, Mr. Goist held several positions with The Coca-Cola Company from 1996 to 2009, including Senior Vice President and General Manager, Hydration and Senior Vice President, Juices, Teas and Emerging Brands. Mr. Goist holds a Masters in Business Administration from Ohio State University and is a graduate of University of Michigan, with a Bachelor of Arts degree in Economics.

"Steve was instrumental in setting a clear strategy for stability and growth in North America, with a significant focus on growing our Contract Manufacturing business," said Mr. Fowden. "We are very thankful for the many contributions Steve made to the North America business unit and are very pleased that he is staying with Cott on his return to his native United Kingdom to lead our United Kingdom/Europe Business Unit, " continued Mr. Fowden.

"We are excited about Brad's appointment as President of the North America Business Unit. With 30 years of diverse sales, marketing and general management experience, Brad has the knowledge and expertise to lead our North America Business Unit. Brad and Steve will collaborate with the rest of the management team in the North America business unit in a phased handover of responsibilities," continued Mr. Fowden.

Press Release

ABOUT COTT CORPORATION

With the acquisition of DS Services of America, Inc. in December 2014, Cott combined a leading provider in the direct-to-consumer beverage services industry with its traditional business, one of the world's largest producers of beverages on behalf of retailers, brand owners and distributors. Cott now has the largest volume-based national presence in the U.S. home and office delivery industry for bottled water and one of the five largest national market share positions in the U.S. office coffee services and filtration services industries. Cott reaches over 1.5 million customers (approximately 60% commercial and 40% residential) through over 2,000 routes located across its national network supported by national sales and distribution facilities, as well as a fleet of over 2,000 vehicles. Cott's broad portfolio allows it to offer, on a direct-to-consumer basis, a variety of bottled water, coffee, brewed tea, water dispensers, coffee and tea brewers and filtration equipment. With the ability to cover approximately 90% of U.S. households, in terms of geography, Cott believes it has the broadest distribution network in the direct-to-consumer beverage services industry in the United States, which enables it to efficiently service residences and small and medium size businesses, as well as national corporations, universities and government agencies.

Website: www.cott.com